EX-23
(Exhibit 23)	Consent of Independent Registered Public Accounting Firm

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Financial Institutions, Inc.:

We consent to incorporation by reference in the Registration Statement (No. 333-76865) on Form S-8 of Financial Institutions, Inc. of our reports dated March 15, 2005, with respect to the consolidated statements of financial condition of Financial Institutions, Inc. and subsidiaries as of December 31, 2004 and 2003 and the related consolidated statements of income, changes in shareholders’ equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2004, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2004, which reports appear in the December 31, 2004 annual report on Form 10-K of Financial Institutions, Inc.

KPMG LLP

Buffalo, New York
March 15, 2005

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